FOR IMMEDIATE RELEASE    CONTACT
Monday, January 13, 2014        Kathleen Till Stange, Corp. & Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

Richard J. Kypta to Retire;
John D. Currier, Jr. Promoted to Chief Operating Officer

West Des Moines, Iowa, January 13, 2014 - FBL Financial Group, Inc. (NYSE: FFG) today announced that Richard J. Kypta, Chief Operating Officer - Life Companies, will retire March 1, 2014. John D. Currier, Jr., currently Chief Actuary, will become Chief Operating Officer-Life Companies upon Kypta’s retirement.

“Rich has been a very strong leader for Farm Bureau Life Insurance Company for the last six years. His leadership has contributed to Farm Bureau Life’s impressive track record of growth and success,” said James P. Brannen, FBL Financial Group's Chief Executive Officer. “John’s promotion reflects his broad actuarial product and policy experience as well as his leadership skills, which he has clearly demonstrated since joining FBL last year.”

Richard J. (Rich) Kypta, age 61, joined FBL Financial Group in 2007 and served as senior vice president and general counsel through March 2008, before being named Chief Operating Officer. Prior to joining FBL, Kypta held a number of legal, finance, and operations positions within Aviva USA Corporation and Aegon Insurance Group. He started his career with the public accounting firm of PricewaterhouseCoopers. Kypta holds a BS degree from Georgetown University, an MS degree from Johns Hopkins University and a J.D. degree from the University of Maryland's School of Law. Kypta currently serves as a director of the Iowa and Wyoming Life and Health Guaranty Associations, as a member of the board of trustees of HCI Foundation and as a director of the Life Insurers Council, a council of LOMA.

John D. Currier, Jr., age 43, joined FBL Financial Group in June 2013 as Chief Actuary and has been responsible for life actuarial matters. Prior to joining FBL, Currier held a number of actuarial and product management roles with Aviva USA, ING U.S. Financial Services and Conseco, most recently serving on the executive team at Aviva USA as Chief Actuary. He started his career with the actuarial consulting firm of Beckley & Associates. Currier holds a bachelor’s degree in actuarial science from Butler University. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. In addition, he is a member of the Butler University Actuarial Science Board of Visitors.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

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